SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               FORM 8-K


           PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                         EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported):  November 12, 1996


                              USMX, INC.
                    (Exact name of registrant as
                      specified in its charter)




        Delaware               0-9370              84-1076625
     (State or other      (Commission File      (I.R.S. Employer
     jurisdiction of           Number)           Identification
      Incorporation)                                   No.)

    141 Union Boulevard
         Suite 100          (303) 985-4665            80228
    Lakewood, Colorado       (Registrant's          (Zip Code)
        (Address of        telephone number,
    principal executive including area code) offices)

                              USMX, INC.

Item 5.  Other Events

     USMX, Inc.'s principal focus during 1996 has been the development efforts at its Illinois Creek Project in Alaska. It was the Company's goal to achieve gold production at Illinois Creek by the end of 1996. However, due principally to the high costs that would be incurred in order to complete the necessary hydrologic test of the leach pad liner and to commence the leaching operation during the winter months, the Company has decided to defer commencement of gold production. In connection with the decision to defer production at Illinois creek and the Company's efforts to reduce administrative expenses, the Company terminated 14 employees in November 1996.

     The Company needs additional financing in order to commence gold production at Illinois Creek. The company filed a preliminary prospectus with the Ontario Securities Commission in Canada on November 1, 1996 and a Registration Statement with Securities and Exchange Commission in the United States relating to a proposed public offering of its common stock. The offering will be made only by means of a prospectus. Subject to obtaining additional adequate financing and the successful test of the liner, the Company forecasts commencing start-up activities in the spring of 1997.

     In July 1996, the Company entered into Credit Agreements with N M Rothschild & Sons Limited ("Rothschild") for a $22,000,000 facility to partially finance the development of the Project. Among other things, the Company agreed to make a $1,500,000 equity contribution by September 30, 1996 to its subsidiary which is the owner of the Project. The Company was unable to comply with this requirement. The Company also agreed in its Credit Agreements with Rothschild that it would not permit its (a) current ratio to be less than 2.0 to 1.0; (b) consolidated tangible shareholders' equity to be less than $17,500,000; and (c) total consolidated liabilities to exceed 175% of its consolidated tangible shareholders' equity. Rothschild has agreed with the Company to waive these conditions and to not take any actions until December 31, 1996 due to the Company's inability to meet these requirements, conditioned upon the Company's agreements to, among other things, file a prospectus by November 1, 1996 with appropriate securities regulatory authorities in Canada and complete an offering in which the Company receives net proceeds of no less than $9,000,000 by December 31, 1996, adjust the price which Rothschild may elect to convert its $2,500,000 loan into the Company's common stock to the price of which the shares are sold in the public offering (or in an earlier private placement) and to pay to Rothschild a fee of $100,000 which fee is payable from the proceeds of the public offering. In addition, the Company agreed that of the $7,500,000 then on deposit in a special Proceeds Account for use on Project expenditures, approximately $2,400,000 would be distributed to pay accounts payable, approximately $4,500,000 would be transferred back to Rothschild and available to be advanced in accordance with the Credit Agreements and approximately $600,000 would remain in the Proceeds Account and available for disbursement in accordance with the Credit Agreements. As of the date of this Report, the $2,400,000 has been distributed to pay accounts payable and approximately $3.8 million of the $4,500,000 has been disbursed in connection with the Project. The Company also greed that it would establish an additional proceeds account with its presently available cash and disburse these funds in accordance with a budget agreed to by Rothschild. The Company also agreed to establish arrangements for the monitoring by Rothschild of completion of the Project and payment of associated costs. The Company and Rothschild have agreed that an amended development plan for the Project will be submitted by the Company for Rothschild's approval by December 2, 1996.

     If the Company is unable to meet the conditions in its amended Credit Agreements with Rothschild or to otherwise maintain compliance with its credit obligations to Rothschild, it risks a possible foreclosure of Rothschild's security interest in the Project and legal action for monetary damages against the Company. The Company does not presently have capital resources available to satisfy its obligations to Rothschild. Accordingly, if the Company's proposed public offering is unsuccessful, the Company would need to obtain other financing or attempt to merge or engage in another form of business combination with an entity with available cash resources. The Company has made no such arrangements and there can be no assurance that the Company would be successful in obtaining any such arrangements.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits.

          10(a)  First Amendment to USMX, INC. Credit Agreement,
                 dated as of November 15, 1996, by and between USMX, INC. and N M Rothschild & Sons Limited
          10(b)  First Amendment to credit Agreement, dated as of
                 November 15, 1996, between USMX OF ALASKA, INC. and N M Rothschild & Sons Limited
          10(c)  Guarantor's Acknowledgment of First Amendment to
                 USMX OF ALASKA, INC. Credit Agreement dated November 15,
                 1996

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              USMX, INC.
                              (Registrant)


Date:  November 20, 1996        By:/s/ Donald E. Nilson
                                   --------------------------------
                                   Donald E. Nilson, Vice President
                                   Finance, Chief Financial Officer
                                   and Secretary